Exhibit 10.1

SOUTHERN BANK

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) dated as of February 18, 2025 is between Southern Bank, a Missouri state chartered trust company with banking powers (the “Bank” or the “Employer”), and Stefan Chkautovich (the “Executive”).

WHEREAS, the Executive is presently employed as Chief Financial Officer of the Bank;

WHEREAS, the Employer desires to be ensured of the Executive’s continued active participation in the business of the Employer;

WHEREAS, the Executive is willing to serve the Bank on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

1.Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)Cash Compensation. “Cash Compensation” shall mean the highest annual base salary rate paid to the Executive during his employment by the Bank, plus the higher of (i) the Executive’s annual cash bonus for services rendered during the Employer’s fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, or (ii) the Executive’s target or potential bonus (generally 25% of salary unless otherwise specified) for the Employer’s fiscal year in which the Date of Termination occurs.

(b)Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, willful conduct which is materially detrimental (monetarily or otherwise) to the Employer or material breach of any provision of this Agreement.

(c)Change in Control. “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(d)Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)Corporation. “Corporation” shall mean Southern Missouri Bancorp, Inc., the holding company for the Bank, or any successor thereto.

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(f)Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(g)Disability. “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

(h)Good Reason. “Good Reason” means the occurrence of any of the following events: (i) any material breach of this Agreement by the Employer, (ii) a material diminution in the Executive’s base compensation, (iii) a material diminution in the Executive’s authority, duties or responsibilities, (iv) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report, or (v) a change of more than thirty (30) miles in the geographic location at which the Executive performs his services as of the date of this Agreement; provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employer within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employer shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employer received the written notice from the Executive. If the Employer remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Employer does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(i)Notice of Termination. Any purported termination of the Executive’s employment by the Employer for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employer’s termination of the Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 8 hereof.

(j)Retirement. “Retirement” shall mean voluntary termination by the Executive in accordance with the Employer’s retirement policies, including early retirement, generally applicable to the Employer’s salaried employees.

2.Term of Agreement.

Subject to the terms hereof, the term of this Agreement shall commence on the date hereof and

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terminate on December 31, 2025. Beginning on December 31, 2025, and on each December 31st thereafter, the term of this Agreement shall be extended for a period of one additional year, unless either the Employer or the Executive has given notice to the other party hereto in writing at least 60 days prior to such annual renewal date that the term of this Agreement shall not be extended further; provided, however, notwithstanding the foregoing to the contrary, if a Change in Control occurs during the term of this Agreement, then the remaining term of this Agreement shall be automatically extended until the one-year anniversary of the completion of the Change in Control. If any party gives timely notice that the term will not be extended as of any such December 31st, then this Agreement shall terminate at the conclusion of its remaining term. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

3.Benefits Upon Termination in Connection with or Following a Change in Control.

(a)If the Executive’s employment is terminated by the Employer in connection with or within one year following a Change in Control by (i) the Employer other than for Cause, Disability, Retirement or as a  result of Executive’s death or (ii) the Executive for Good Reason, then the Employer shall, subject to the provisions of Section 3(b) and Section 4 hereof, if applicable:

(1)pay to the Executive, in a lump sum within five (5) business days following the Date of Termination, a cash severance amount equal to one times the Executive’s Cash Compensation;

(2)maintain and provide for a period ending at the earlier of (i) the 12 month anniversary of the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (2)), at no premium cost to the Executive, the continued participation of the Executive (including his dependents who are covered by the Bank as of the Date of Termination) in all group insurance, life insurance, health, dental, vision and accident insurance, and disability insurance plans offered by the Employer in which the Executive and his covered dependents were participating immediately prior to the Date of Termination, in each case subject to clauses (3) and (4) of this Section 3(a);

(3)in the event that the continued participation of the Executive and his covered dependents in any group insurance plan as provided in clause (2) of this Section 3(a) is barred or would trigger the payment of an excise tax under Section 4980D of the Code, or during the period set forth in Section 3(a)(2) any such group insurance plan is discontinued, then the Bank shall at its election either (i) arrange to provide the Executive and his covered dependents with alternative benefits substantially similar to those which the Executive and his covered dependents were entitled to receive under such group insurance plans immediately prior to the Date of Termination, provided that the alternative benefits do not trigger the payment of an excise tax under Section 4980D of the Code, or (ii) pay to the Executive within 10 business days following the Date of Termination (or within 10 business days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Bank of providing continued coverage to the Executive and his covered dependents until the 12 month anniversary of the Date of Termination, with the projected cost to be based on the costs being incurred immediately prior to the Date of Termination (or the discontinuation of the benefits if later), as increased by 15% on each scheduled renewal date; and

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(4)any insurance premiums payable by the Bank pursuant to subsections (2) or (3) of this Section 3(a) shall be payable at such times and in such amounts (except that the Employer shall also pay any employee portion of the premiums) as if the Executive was still an employee of the Bank (or its successor), subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Bank in any other taxable year.

(b)The Bank’s obligation to pay severance and provide insurance benefits under Section 3(a) above is expressly conditioned upon the Executive executing and not revoking a general release to be provided to him by the Bank, which would release any and all claims, charges and complaints which the Executive may have against the Bank, its affiliates, assigns and successors, as well as the directors, officers and employees of such entities, in connection with the Executive’s employment and the termination of such employment. Notwithstanding any other provision contained in this Agreement, in the event the time period that the Executive has to consider the terms of such general release (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar year, then no cash payments shall be made under Section 3(a) until the succeeding calendar year.

4.Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 3 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employer and the Corporation or their successors, would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable by the Employer pursuant to Section 3 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Employer under Section 3 being non‑deductible to the Employer pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If the payments and benefits under Section 3 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the insurance benefits. The determination of any reduction in the payments and benefits to be made pursuant to Section 3 shall be based upon the opinion of independent tax counsel selected by the Employer and paid by the Employer. Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained in this Section 4 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 4, or a reduction in the payments and benefits specified in Section 3 below zero.

5.Mitigation; Exclusivity of Benefits.

(a)The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 3(a)(2)(ii) above.

(b)The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employer pursuant to employee benefit plans of the Employer or otherwise.

6.Withholding. All payments required to be made by the Employer hereunder to the

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Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

7.Assignability. The Employer may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employer may hereafter merge or consolidate or to which the Employer may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

8.Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employer:President and Chief Executive Officer

Southern Bank

2991 Oak Grove Road

Poplar Bluff, Missouri 63901

To the Executive:Stefan Chkautovich

At the address last appearing on the

personnel records of the Employer

9.Non-Solicitation Provisions. The Executive agrees that during the term of this Agreement and for the 12 month period immediately following the Date of Termination (the “Non-Solicitation Period”), the Executive will not (i) solicit or induce, or cause others to solicit or induce, any employee of the Bank or any of its affiliates or subsidiaries to leave the employment of such entities, or (ii) solicit (whether by mail, telephone, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of the Bank or any of its affiliates or subsidiaries) any customer of the Bank or any of its affiliates or subsidiaries to transact business with any other entity which is engaged in any line of business conducted by the Bank or any of its affiliates or subsidiaries during the Non-Solicitation Period (including but not limited to entities which lend money and take deposits), or to reduce or refrain from doing any business with the Bank or its affiliates or subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between the Bank or its affiliates or subsidiaries and any such customers. All references in this Section 9 to the Bank or any of its affiliates or subsidiaries shall include any successors of such entities.

10.Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Employer to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In addition, notwithstanding anything in this Agreement to the contrary, the Employer

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may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

11.Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the  State of Missouri.

12.Nature of Obligations.

(a)Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Employer and the Executive, and the Employer may terminate the Executive’s employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.

(b)Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

13.Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

15.Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

16.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

17.Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any renewal of this Agreement and any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359. In the event of the Executive’s termination of employment with the Bank for Cause, all employment relationships and managerial duties with the Bank shall immediately cease regardless of whether the Executive is in the employ of the Corporation following such termination. Furthermore, following such termination for Cause, the Executive will not, directly or indirectly, influence or participate in the affairs or the operations of the Bank.

18.Payment of Costs and Legal Fees and Reinstatement of Benefits. In the event any

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dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all legal fees incurred by the Executive in resolving such dispute or controversy, and (b) any back-pay, including base salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement.

19.Entire Agreement. This Agreement embodies the entire agreement between the Employer and the Executive with respect to the matters agreed to herein. All prior agreements between the Employer and the Executive with respect to the matters agreed to herein, including the Prior Agreement, are hereby superseded and shall have no  force or effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Attest:SOUTHERN BANK

By: /s/ Lorna Brannum/s/ Matthew Funke

Name: Lorna BrannumBy:Matthew Funke

Title: SecretaryIts:President and Chief Executive Officer

EXECUTIVE

By:/s/ Stefan Chkautovich

Name: Stefan Chkautovich